UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 11)*

                                Blockbuster Inc.
                                (Name of Issuer)

                              Class A Common Stock
                              Class B Common Stock
                         (Title of Class of Securities)

                               Class A: 093679108
                               Class B: 093679207
                                 (CUSIP Number)

                               Marc Weitzen, Esq.
                                General Counsel
                 Icahn Enterprises L.P. & affiliated companies
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4388

                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 March 29, 2010
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      High  River  Limited  Partnership

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
     (a) / /
     (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7   SOLE  VOTING  POWER
      Class  A  1,475,728  (see  Item  5);  Class  B  530,738

8   SHARED  VOTING  POWER
      0

9   SOLE  DISPOSITIVE  POWER
      Class  A  1,475,728  (see  Item  5);  Class  B  530,738

10  SHARED  DISPOSITIVE  POWER
      0

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      Class  A  1,475,728  (see  Item  5);  Class  B  530,738

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      Class  A  1.02  %  (see  Item  5);  Class  B  .74%

14  TYPE  OF  REPORTING  PERSON*
      PN

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      Hopper  Investments  LLC

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON


2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7   SOLE  VOTING  POWER
      0

8   SHARED  VOTING  POWER
      Class  A  1,475,728  (see  Item  5);  Class  B  530,738

9   SOLE  DISPOSITIVE  POWER
      0

10  SHARED  DISPOSITIVE  POWER
      Class  A  1,475,728  (see  Item  5);  Class  B  530,738

11  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      Class  A  1,475,728  (see  Item  5);  Class  B  530,738

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      Class  A  1.02  %  (see  Item  5);  Class  B  .74%

14  TYPE  OF  REPORTING  PERSON*
      OO

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
      Barberry  Corp.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
      OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     Class  A  0;  Class  B  340,906

8     SHARED  VOTING  POWER
     Class  A  1,475,728  (see  Item  5);  Class  B  530,738

9     SOLE  DISPOSITIVE  POWER
     Class  A  0;  Class  B  340,906

10     SHARED  DISPOSITIVE  POWER
     Class  A  1,475,728  (see  Item  5);  Class  B  530,738

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
     Class  A  1,475,728  (see  Item  5);  Class  B  871,644

12   CHECK BOX IF  THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
         Class  A   1.02%  (see  Item  5);  Class  B   1.21%

14     TYPE  OF  REPORTING  PERSON*
     CO

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1   NAME  OF  REPORTING  PERSON
     Icahn  Partners  Master  Fund  L.P.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
     OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Cayman  Islands

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     Class  A  3,305,631(see  Item  5);  Class  B  1,846,149

8     SHARED  VOTING  POWER
     0

9     SOLE  DISPOSITIVE  POWER
     Class  A  3,305,631(see  Item  5);  Class  B  1,846,149

10     SHARED  DISPOSITIVE  POWER
     0

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
     Class  A  3,305,631(see  Item  5);  Class  B  1,846,149

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   / /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
               Class  A  2.28%  (see  Item  5);  Class  B  2.56%

14     TYPE  OF  REPORTING  PERSON*
     PN

                                  SCHEDULE 13D

Class  A  CUSIP  No.  093679108;  Class  B  CUSIP  No.  093679207

1   NAME  OF  REPORTING  PERSON
     Icahn  Partners  Master  Fund  II  L.P.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
      (a) / /
      (b) / /

3    SEC  USE  ONLY

4    SOURCE  OF  FUNDS*
     OO

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
       2(d)  or  2(e)     /  /

6    CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
       Cayman  Islands

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
        0

8     SHARED  VOTING  POWER
     0

9     SOLE  DISPOSITIVE  POWER
         0

10     SHARED  DISPOSITIVE  POWER
     0

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          0

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

13    PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
                0%

14     TYPE  OF  REPORTING  PERSON*
     PN

                                  SCHEDULE 13D

Class  A  CUSIP  No.  093679108;  Class  B  CUSIP  No.  093679207

1   NAME  OF  REPORTING  PERSON
     Icahn  Partners  Master  Fund  III  L.P.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
     (a) / /
     (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
     OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Cayman  Islands

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7    SOLE  VOTING  POWER
       0

8     SHARED  VOTING  POWER
     0

9     SOLE  DISPOSITIVE  POWER
      0

10     SHARED  DISPOSITIVE  POWER
     0

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      0

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
               0.0%

14     TYPE  OF  REPORTING  PERSON*
     PN

                                  SCHEDULE 13D

Class  A  CUSIP  No.  093679108;  Class  B  CUSIP  No.  093679207

1   NAME  OF  REPORTING  PERSON
     Icahn  Offshore  L.P.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
     (a) / /
     (b) / /

3   SEC  USE  ONLY

4   SOURCE  OF  FUNDS*
     OO

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d)  or  2(e)     /  /

6   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
      Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
     Class  A  3,305,631(see  Item  5);  Class  B  1,846,149

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
     Class  A  3,305,631(see  Item  5);  Class  B  1,846,149

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
     Class  A  3,305,631(see  Item  5);  Class  B  1,846,149

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
               Class  A  2.28%  (see  Item  5);  Class  B  2.56%

14     TYPE  OF  REPORTING  PERSON*
     PN

                                  SCHEDULE 13D

Class  A  CUSIP  No.  093679108;  Class  B  CUSIP  No.  093679207

1     NAME  OF  REPORTING  PERSON
     Icahn  Partners  L.P.

     S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
     (a)  /  /
     (b)  /  /

3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS*
     OO

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
       2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
       Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     Class  A  2,597,282(see  Item  5);  Class  B  1,640,430

8     SHARED  VOTING  POWER
     0

9     SOLE  DISPOSITIVE  POWER
     Class  A  2,597,282(see  Item  5);  Class  B  1,640,430

10     SHARED  DISPOSITIVE  POWER
     0

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
     Class  A  2,597,282(see  Item  5);  Class  B  1,640,430

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
               Class  A  1.79%  (see  Item  5);  Class  B  2.28%

14     TYPE  OF  REPORTING  PERSON*
     PN

                                  SCHEDULE 13D

Class  A  CUSIP  No.  093679108;  Class  B  CUSIP  No.  093679207

1   NAME  OF  REPORTING  PERSON
     Icahn  Onshore  L.P.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
     (a)  /  /
     (b)  /  /

3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS*
     OO

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
       2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
        Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
     Class  A  2,597,282(see  Item  5);  Class  B  1,640,430

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
     Class  A  2,597,282(see  Item  5);  Class  B  1,640,430

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
     Class  A  2,597,282(see  Item  5);  Class  B  1,640,430

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
               Class  A  1.79%  (see  Item  5);  Class  B  2.28%

14     TYPE  OF  REPORTING  PERSON*
     PN

                                  SCHEDULE 13D

Class  A  CUSIP  No.  093679108;  Class  B  CUSIP  No.  093679207

1   NAME  OF  REPORTING  PERSON
     Icahn  Capital  LP

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
     (a)  /  /
     (b)  /  /

3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS*
     OO

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
       2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
     Class  A  5,902,913(see  Item  5);  Class  B  3,486,579

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
     Class  A  5,902,913(see  Item  5);  Class  B  3,486,579

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
     Class  A  5,902,913(see  Item  5);  Class  B  3,486,579

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

13   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
         Class  A  4.07%  (see  Item  5);  Class  B  4.84%

14   TYPE  OF  REPORTING  PERSON*
     PN

                                  SCHEDULE 13D

Class  A  CUSIP  No.  093679108;  Class  B  CUSIP  No.  093679207

1   NAME  OF  REPORTING  PERSON
     IPH  GP  LLC

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
     (a)  /  /
     (b)  /  /

3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS*
     OO

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
       2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
        Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
     Class  A  5,902,913(see  Item  5);  Class  B  3,486,579

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
     Class  A  5,902,913(see  Item  5);  Class  B  3,486,579

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
     Class  A  5,902,913(see  Item  5);  Class  B  3,486,579

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

13   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
               Class  A  4.07%  (see  Item  5);  Class  B  4.84%

14   TYPE  OF  REPORTING  PERSON*
     OO

                                  SCHEDULE 13D

Class  A  CUSIP  No.  093679108;  Class  B  CUSIP  No.  093679207

1   NAME  OF  REPORTING  PERSON
     Icahn  Enterprises  Holdings  LP

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
     (a)  /  /
     (b)  /  /

3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS*
     OO

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
         Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
     Class  A  5,902,913(see  Item  5);  Class  B  3,486,579

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
     Class  A  5,902,913(see  Item  5);  Class  B  3,486,579

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
     Class  A  5,902,913(see  Item  5);  Class  B  3,486,579

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
               Class  A  4.07%  (see  Item  5);  Class  B  4.84%

14     TYPE  OF  REPORTING  PERSON*
     PN

                                  SCHEDULE 13D

Class  A  CUSIP  No.  093679108;  Class  B  CUSIP  No.  093679207

1     NAME  OF  REPORTING  PERSON
     Icahn  Enterprises  G.P.  Inc.

     S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
     (a)  /  /
     (b)  /  /

3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS*
     OO

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
       2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
        Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
     Class  A  5,902,913(see  Item  5);  Class  B  3,486,579

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
     Class  A  5,902,913(see  Item  5);  Class  B  3,486,579

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
     Class  A  5,902,913(see  Item  5);  Class  B  3,486,579

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

13   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
               Class  A  4.07%  (see  Item  5);  Class  B  4.84%

14     TYPE  OF  REPORTING  PERSON*
     CO

                                  SCHEDULE 13D

Class  A  CUSIP  No.  093679108;  Class  B  CUSIP  No.  093679207

1   NAME  OF  REPORTING  PERSON
     Beckton  Corp.

    S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON


2   CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
     (a)  /  /
     (b)  /  /

3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS*
     OO

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
       2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
        Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
     Class  A  5,902,913(see  Item  5);  Class  B  3,486,579

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
     Class  A  5,902,913(see  Item  5);  Class  B  3,486,579

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
     Class  A  5,902,913(see  Item  5);  Class  B  3,486,579

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

13   PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
               Class  A  4.07%  (see  Item  5);  Class  B  4.84%

14     TYPE  OF  REPORTING  PERSON*
     CO

                                  SCHEDULE 13D

Class A CUSIP No. 093679108; Class B CUSIP No. 093679207

1     NAME  OF  REPORTING  PERSON
     Carl  C.  Icahn

     S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
     (a)  /  /
     (b)  /  /

3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS*
     OO

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
       2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
        United  States  of  America

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     Class  A  71,749

8     SHARED  VOTING  POWER
     Class  A  7,378,641(see  Item  5);  Class  B  4,358,223

9     SOLE  DISPOSITIVE  POWER
     Class  A  71,749

10     SHARED  DISPOSITIVE  POWER
     Class  A  7,378,641(see  Item  5);  Class  B  4,358,223


11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
     Class  A  7,450,390  (see  Item  5);  Class  B  4,358,223


12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  / /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
        Class  A  5.14%  (see  Item  5);  Class  B  6.05%

14     TYPE  OF  REPORTING  PERSON*
     IN

                                  SCHEDULE 13D

Item 1. Security and Issuer

     This Statement constitutes Amendment No. 11 to the Schedule 13D previously filed on December 14, 2004 and amended on February 17, 2005, April 7, 2005,
April  8,  2005, April 19, 2005, April 28, 2005, November 10, 2005, November 16,
2005, November 19, 2007, May 9, 2008 and January 29, 2010. All capitalized terms not otherwise defined shall have the meaning ascribed to such terms in the previously filed statement on Schedule 13D.

Item 2. Identity and Background

     Item 2 of the Schedule 13D is hereby amended as follows:

     On December 10, 2007, Icahn Partners Holding filed a Certificate of Amendment to change its name to "Icahn Capital LP." Icahn Capital LP,
(hereinafter, "Icahn Capital") shall now be substituted for Icahn Partners Holding in the definition of "Registrants."

Item 4. Purpose of Transaction

     Registrants are selling shares of each class of Issuer's equity securities which they own.

Item 5. Interest in Securities of the Issuer

     Item 5 is hereby amended to add the following:

     (a) As of March 30, 2010, Registrants may be deemed to beneficially own, in the aggregate, 7,450,390 Class A Shares (composed of 71,749 Class A Shares which the Registrants own and approximately additional 7,378,641 Class A Shares which the Registrants would hold if the approximately $38,000,000 of the face amount of the Preferred Shares held by the Registrants were fully converted into Class A Shares) and 4,358,223 Class B Shares, representing approximately 5.14% of the Issuer's outstanding Class A Shares and approximately 6.05% of the Issuer's outstanding Class B Shares (based upon 137,656,687 Class A Shares and 72,000,000 Class B Shares stated to be outstanding as of March 5, 2010 by the Issuer in the Issuer's Form 10K, filed with the Securities and Exchange Commission on March 16, 2010).

     (b) High River has sole voting power and sole dispositive power with regard to 1,475,728 Class A Shares and 530,738 Class B Shares. Each of Hopper, Barberry and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Barberry has sole voting power and sole dispositive power with regard to 340,906 Class B Shares. Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 3,305,631 Class A Shares and 1,846,149 Class B Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 2,597,282 Class A Shares and 1,640,430 Class B Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. References to the number of Class A Shares in this paragraph assume the conversion into Class A Shares of the Preferred Shares held by all of the applicable Registrants.

     Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Mr. Icahn, by virtue of his relationship to Barberry (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Barberry directly beneficially owns. Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Master directly beneficially own. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

     Mr. Icahn has sole voting power and sole dispositive power with regard to 71,749 Class A Shares. Each of Registrants (other than Mr. Icahn) disclaims beneficial ownership of such Shares for all purposes.

     (c) The following tables set forth all transactions with respect to Class A Shares and Class B Shares, respectively, effected during the past sixty (60) days by any of the Registrants and not previously reported, inclusive of the transactions effected through the close of business on March 30, 2010. All such transactions were effected in the open market, and the tables include commissions in per share prices.


                                    CLASS A
                                    -------

Name of                   Date of             No. of Shares    Sale Price
Reporting                 Transaction         Purchased/       per Share
Person                                        (Sold)           (U.S. $)
-----------               -----------         -------------    --------------
Barberry                    3/30/2010            (698,000)         0.25
Barberry                    3/30/2010            (200,000)         0.24
High River                  3/26/2010            (140,000)         0.30
High River                  3/29/2010            (696,600)         0.29
High River                  3/30/2010            (300,000)         0.24
High River                  3/30/2010            (596,360)         0.25
Icahn Partners              3/26/2010            (560,000)         0.30
Icahn Partners              3/29/2010          (1,803,247)         0.29
Icahn Partners              3/30/2010          (1,127,209)         0.25
Icahn Partners              3/30/2010            (739,227)         0.24
Icahn Partners              3/30/2010            (881,688)         0.25
Icahn Master                3/29/2010            (983,153)         0.29
Icahn Master                3/30/2010          (1,268,570)         0.25
Icahn Master                3/30/2010            (831,927)         0.24
Icahn Master                3/30/2010            (992,259)         0.25
Icahn Master II             3/30/2010            (287,385)         0.25
Icahn Master II             3/30/2010            (311,131)         0.24
Icahn Master II             3/30/2010            (371,091)         0.25
Icahn Master III            3/30/2010            (108,836)         0.25
Icahn Master III            3/30/2010            (117,715)         0.24
Icahn Master III            3/30/2010            (140,402)         0.25



                                    CLASS B
                                    -------

Name of                   Date of             No. of Shares    Sale Price
Reporting                 Transaction         Purchased/       per Share
Person                                        (Sold)           (U.S. $)
-----------               -----------         -------------    --------------
High River                  3/26/2010             (53,579)         0.22
High River                  3/29/2010             (63,423)         0.21
High River                  3/30/2010             (60,000)         0.18
High River                  3/30/2010             (64,580)         0.19
Icahn Partners              3/26/2010            (214,316)         0.22
Icahn Partners              3/29/2010            (253,690)         0.21
Icahn Partners              3/30/2010            (240,000)         0.18
Icahn Partners              3/30/2010            (171,484)         0.19
Icahn Master                3/30/2010             (86,836)         0.19

                                   SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 30, 2010

HIGH  RIVER  LIMITED  PARTNERSHIP
     By:  Hopper  Investments  LLC,  general  partner

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

HOPPER  INVESTMENTS  LLC

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

BARBERRY  CORP.

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  PARTNERS  MASTER  FUND  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  PARTNERS  MASTER  FUND  II  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  PARTNERS  MASTER  FUND  III  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  OFFSHORE  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  PARTNERS  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  ONSHORE  LP

     By:  /s/  Edward  E.  Mattner
          ------------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

ICAHN  CAPITAL  LP
     By: IPH GP LLC, general partner
     By:  Icahn  Enterprises  Holdings  L.P.,  general  partner
     By:  Icahn  Enterprises  G.P.  Inc.,  general  partner

     By:  /s/ Dominick Ragone
          -------------------
          Name:  Dominick  Ragone
          Title:  Chief  Financial  Officer

IPH GP LLC
     By:  Icahn  Enterprises  Holdings  L.P.,  general  partner
     By:  Icahn  Enterprises  G.P.  Inc.,  general  partner

     By:  /s/ Dominick Ragone
          -------------------
          Name:  Dominick  Ragone
          Title:  Chief  Financial  Officer

ICAHN  ENTERPRISES  HOLDINGS  L.P.
     By:  Icahn  Enterprises  G.P.  Inc.,  general  partner

     By:  /s/ Dominick Ragone
          -------------------
          Name:  Dominick  Ragone
          Title:  Chief  Financial  Officer

ICAHN  ENTERPRISES  G.P.  INC.

     By:  /s/ Dominick  Ragone
          --------------------
          Name:  Dominick  Ragone
          Title:  Chief  Financial  Officer

BECKTON  CORP.

     By:  /s/ Edward E. Mattner
          ------------------
          Name:  Edward  E.  Mattner
          Title:  Authorized  Signatory

------

/s/  Carl  C.  Icahn
--------------------
CARL  C.  ICAHN














[Signature Page to Schedule 13D Amendment No. 11 Re: Blockbuster dated March 30,
                                     2010]